Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chris Manuel

Vice President of Investor Relations

567-336-2600

Chris.Manuel@o-i.com

O-I GLASS REPORTS SECOND QUARTER 2024 RESULTS

Gradually Improving Demand Amid Soft Macro Conditions

New CEO Outlines Top Priorities

PERRYSBURG, Ohio (July 30, 2024) – O-I Glass, Inc. (“O-I”) (NYSE: OI) today reported financial results for the second quarter ended June 30, 2024.

	Net Earnings Attributable to the Company Per Share (Diluted)		Earnings Before Income Taxes $M
	2Q24	2Q23	2Q24	2Q23
Reported	$0.36	$0.69	$104	$154
	Adjusted Earnings Earnings Per Share (Diluted)		Segment Operating Profit $M
	2Q24	2Q23	2Q24	2Q23
Non - GAAP	$0.44	$0.88	$233	$326

“It is a privilege to be O-I’s new CEO. I have spent my career serving the food and beverage industries across the world. I have always appreciated the role of glass packaging in food safety and brand building. O-I does more than make glass. We help our customers create millions of moments of enjoyment for countless consumers every day. Having served on O-I’s Board of Directors since 2015 and named CEO in May, I see a clear path to make O-I a more valuable company by being safer, more competitive and closer to our customers,” said Gordon Hardie, O-I Glass CEO.

“Going forward, O-I will take an economic profit mindset to future value creation starting with a new competitiveness program, Fit To Win, aimed at increasing the value of our company. Fit To Win is expected to significantly boost performance over the next three years through a series of focused efforts that are largely within our span of control. We are determined to increase the value of O-I for all our stakeholders.”

“Turning to recent performance, our second quarter net earnings attributable to the company were down from the historically strong performance in the prior year. However, we did see good sequential improvement in year-over-year shipments as destocking across the value chain moderated. While the pace of recovery has been slower than expected, we anticipate year-over-year sales volume growth beginning in the second half of 2024 and stronger future earnings as we implement our Fit To Win program,” concluded Hardie.

Net sales were $1.7 billion in the second quarter of 2024 compared to $1.9 billion in the prior year period, reflecting 2 percent lower average selling prices, a 4.5 percent decline in sales volume (in tons) and slightly unfavorable foreign currency translation.

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Earnings before income taxes was $104 million in the second quarter of 2024, which was down from $154 million in the prior year period due to lower segment operating profit, partially offset by lower interest expense and retained corporate and other costs.

Segment operating profit was $233 million in the second quarter of 2024 compared to $326 million in the same period of 2023.

•	Americas: Segment operating profit in the Americas was $106 million, down from $126 million in the prior year period primarily due to 8.5 percent lower sales volume (in tons) while net price was slightly positive. Operating costs increased modestly as benefits from O-I’s margin expansion initiatives were substantially offset by significant temporary production curtailment to balance supply with lower demand. Segment operating profit also benefited $4 million from favorable foreign currency translation.
•	Europe: Segment operating profit in Europe was $127 million, down from $200 million in the prior year period mostly due to lower net price while sales volume (in tons) was flat. Operating costs were higher compared to the prior year due to elevated temporary production curtailment. Segment operating profit was impacted $3 million from unfavorable foreign currency translation.

Retained corporate and other costs were $32 million in the second quarter of 2024, down from $54 million in the prior year period due to lower corporate spending and management incentives. Net interest expense totaled $87 million compared to $118 million in the prior year period, which included charges related to refinancing activities of $2 million and $39 million, respectively. The company’s effective tax rate approximated 40 percent in the second quarter of 2024 compared to about 27 percent in the prior year period, reflecting a shift in regional earnings mix. The company’s adjusted effective tax rate approximated 36 percent in the second quarter of 2024 compared to about 26 percent in the prior year period, also reflecting a shift in regional earnings mix.

Net earnings attributable to the company was $0.36 per share (diluted) in the second quarter of 2024 compared to $0.69 per share (diluted) in prior year period. Earnings were impacted by items management considers not representative of ongoing operations in both periods, primarily related to refinancing activities in both quarters and a legacy environmental charge in the second quarter of 2024.

Adjusted earnings were $0.44 per share (diluted) in the second quarter of 2024 compared to $0.88 per share (diluted) in the prior year period.

2024 Outlook

FY24 GUIDANCE
	CURRENT	Prior
Sales Volume Growth (in Tons)	Flat to ▼ LSD	Flat to ▲ LSD
Adjusted Earnings Per Share (EPS)	$1.00 - $1.25	$1.50 - $2.00
Free Cash Flow ($M)	$50 - $100	$100 - $150

The company has adjusted its full-year guidance to reflect softer than expected demand as well as rapid inventory control efforts that we expect will properly position the company for a strong 2025.

Given sluggish consumer consumption, the company now expects sales volume will be flat or down slightly compared to prior year levels. Adjusted earnings per share of $1.00 - $1.25 reflects lower anticipated shipment levels for the year and additional temporary production curtailment to reduce inventory levels. Inventory control actions will be concentrated in the third quarter as O-I

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manages its inventories down to be consistent with historically low levels achieved back in 2022. Likewise, O-I’s free cash flow outlook has been revised to $50 - $100 million to reflect the changes in the company’s business outlook as well as an additional estimate for anticipated restructuring activities. Expected restructuring includes at least six indefinite or permanent furnace closures across the O-I network anticipated over the next three quarters to reduce redundant capacity and begin to optimize the network as part of the Fit to Win initiative.

Guidance primarily reflects the company’s current view on sales and production volume, mix and working capital trends. O-I’s adjusted earnings outlook assumes foreign currency rates as of July 30, 2024, and a full-year adjusted effective tax rate of approximately 33 to 35 percent compared to the prior outlook of 30 to 33 percent. The adjusted earnings and free cash flow guidance ranges may not fully reflect uncertainty in macroeconomic conditions, currency rates, energy and raw materials costs, supply chain disruptions and labor challenges, among other factors.

Conference Call Scheduled for July 31, 2024

O-I’s management team will conduct a conference call to discuss the company’s latest results on Wednesday, July 31, 2024, at 8:00 a.m. EDT. A live webcast of the conference call, including presentation materials, will be available on the O-I website, 30TUwww.o-i.com/investors, in the News and Events section. A replay of the call will be available on the website for a year following the event.

Contact: Sasha Sekpeh, 567-336-5128 – O-I Investor Relations

O-I news releases are available on the O-I website at 30Twww.o-i.com30T.

O-I’s third quarter 2024 earnings conference call is currently scheduled for Wednesday, October 30, 2024 at 8:00 a.m. EDT.

About O-I Glass

At O-I Glass, Inc. (NYSE: OI), we love glass and we’re proud to be one of the leading producers of glass bottles and jars around the globe. Glass is not only beautiful, it’s also pure and completely recyclable, making it the most sustainable rigid packaging material. Headquartered in Perrysburg, Ohio (USA), O-I is the preferred partner for many of the world’s leading food and beverage brands. We innovate in line with customers’ needs to create iconic packaging that builds brands around the world. Led by our diverse team of approximately 23,000 people across 68 plants in 19 countries, O-I achieved net sales of $7.1 billion in 2023. Learn more about us:
o-i.com / Facebook / Twitter / Instagram / LinkedIn

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, free cash flow, segment operating profit, segment operating profit margin and adjusted effective tax rate provide relevant and useful supplemental financial information that is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance. These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not

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be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings attributable to the company, exclusive of items management considers not representative of ongoing operations and other adjustments because such items are not reflective of the company’s principal business activity, which is glass container production. Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share. Segment operating profit relates to earnings before interest expense, net, and before income taxes and is also exclusive of items management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments. Segment operating profit margin is calculated as segment operating profit divided by segment net sales. Adjusted effective tax rate relates to provision for income taxes, exclusive of items management considers not representative of ongoing operations and other adjustments divided by earnings before income taxes, exclusive of items management considers not representative of ongoing operations and other adjustments. Management uses adjusted earnings, adjusted earnings per share, segment operating profit, segment operating profit margin and adjusted effective tax rate to evaluate its period-over-period operating performance because it believes these provide useful supplemental measures of the results of operations of its principal business activity by excluding items that are not reflective of such operations.  The above non-GAAP financial measures may be useful to investors in evaluating the underlying operating performance of the company’s business as these measures eliminate items that are not reflective of its principal business activity.

Further, free cash flow relates to cash provided by operating activities less cash payments for property, plant, and equipment. Management has historically used free cash flow to evaluate its period-over-period cash generation performance because it believes these have provided useful supplemental measures related to its principal business activity. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures, since the company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from these measures. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments.

The company routinely posts important information on its website – www.o-i.com/investors.

Forward-Looking Statements

This press release contains “forward-looking” statements related to O-I Glass, Inc. (“O-I Glass” or the “company”) within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements reflect the company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible that the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to economic and social conditions, trade disputes, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, changes in tax rates and laws, war, civil disturbance or acts of terrorism, natural disasters, public health issues and

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weather, (2) cost and availability of raw materials, labor, energy and transportation (including impacts related to the current Ukraine-Russia and Israel-Hamas conflicts and disruptions in supply of raw materials caused by transportation delays), (3) competitive pressures from other glass container producers and alternative forms of packaging or consolidation among competitors and customers, (4) changes in consumer preferences or customer inventory management practices, (5) the continuing consolidation of the Company’s customer base, (6) the Company’s ability to improve its glass melting technology, known as the MAGMA program, and implement it within the timeframe expected, (7) unanticipated supply chain and operational disruptions, including higher capital spending, (8) the Company’s ability to achieve expected benefits from margin expansion and profitability initiatives, such as its Fit to Win program, including expected impacts from production curtailments and furnace closures, (9) seasonality of customer demand, (10) the failure of the Company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (11) labor shortages, labor cost increases or strikes, (12) the Company’s ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (13) the Company’s ability to generate sufficient future cash flows to ensure the Company’s goodwill is not impaired, (14) any increases in the underfunded status of the Company’s pension plans, (15) any failure or disruption of the Company’s information technology, or those of third parties on which the Company relies, or any cybersecurity or data privacy incidents affecting the Company or its third-party service providers, (16) risks related to the Company’s indebtedness or changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to generate cash to service indebtedness and refinance debt on favorable terms, (17) risks associated with operating in foreign countries, (18) foreign currency fluctuations relative to the U.S. dollar, (19) changes in tax laws or U.S. trade policies, (20) the Company’s ability to comply with various environmental legal requirements, (21) risks related to recycling and recycled content laws and regulations, (22) risks related to climate-change and air emissions, including related laws or regulations and increased ESG scrutiny and changing expectations from stakeholders, and the other risk factors discussed in the company's filings with the Securities and Exchange Commission.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the company continually reviews trends and uncertainties affecting the company’s results of operations and financial condition, the company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

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O-I GLASS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended June 30		Six months ended June 30
Unaudited	2024	2023	2024	2023

Net sales	$1,729	$1,890	$3,322	$3,721
Cost of goods sold	(1,426)	(1,474)	(2,701)	(2,821)

Gross profit	303	416	621	900

Selling and administrative expense	(110)	(143)	(233)	(290)
Research, development and engineering expense	(20)	(22)	(42)	(41)
Interest expense, net	(87)	(118)	(165)	(186)
Equity earnings	30	30	55	60
Other expense, net	(12)	(9)	(15)	(19)

Earnings before income taxes	104	154	221	424

Provision for income taxes	(42)	(41)	(83)	(101)

Net earnings	62	113	138	323

Net earnings attributable to noncontrolling interests	(5)	(3)	(9)	(7)

Net earnings attributable to the Company	$57	$110	$129	$316

Basic earnings per share:
Net earnings attributable to the Company	$0.37	$0.71	$0.83	$2.04
Weighted average shares outstanding (thousands)	155,280	154,989	154,777	154,843

Diluted earnings per share:
Net earnings attributable to the Company	$0.36	$0.69	$0.81	$1.98
Diluted average shares (thousands)	157,382	159,328	157,925	159,212

O-I GLASS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

Unaudited	June 30,	December 31,	June 30,
	2024	2023	2023
Assets
Current assets:
Cash and cash equivalents	$671	$913	$754
Trade receivables, net	725	671	984
Inventories	1,153	1,071	1,037
Prepaid expenses and other current assets	270	229	260
Total current assets	2,819	2,884	3,035

Property, plant and equipment, net	3,465	3,555	3,241
Goodwill	1,395	1,473	1,901
Intangibles, net	226	254	268
Other assets	1,429	1,503	1,466

Total assets	$9,334	$9,669	$9,911

Liabilities and Share Owners' Equity
Current liabilities:
Accounts payable	$1,127	$1,437	$1,320
Short-term loans and long-term debt due within one year	500	248	242
Other liabilities	607	661	569
Total current liabilities	2,234	2,346	2,131

Long-term debt	4,648	4,698	4,778
Other long-term liabilities	821	881	859
Share owners' equity	1,631	1,744	2,143

Total liabilities and share owners' equity	$9,334	$9,669	$9,911

O-I GLASS, INC.
Condensed Consolidated Cash Flows
(Dollars in millions)

Unaudited	Three months ended June 30		Six months ended June 30
	2024	2023	2024	2023
Cash flows from operating activities:
Net earnings	$62	$113	$138	$323
Non-cash charges
Depreciation and amortization	125	124	250	242
Pension expense	8	7	16	14
Stock-based compensation expense	(1)	10	6	29
Legacy environmental charge	10		10
Cash payments
Pension contributions	(6)	(11)	(9)	(17)
Cash paid for restructuring activities	(5)	(4)	(15)	(10)
Change in components of working capital (a)	53	(5)	(439)	(541)
Other, net (b)	4	57	23	58
Cash provided by (utilized in) operating activities	250	291	(20)	98

Cash flows from investing activities:
Cash payments for property, plant and equipment	(160)	(173)	(373)	(268)
Contributions and advances to joint ventures		(5)		(8)
Net cash proceeds related to disposal of misc. assets	6	3	6	3
Net cash proceeds (payments) from hedging activities	(11)	7	(13)	7
Cash utilized in investing activities	(165)	(168)	(380)	(266)

Cash flows from financing activities:
Changes in borrowings, net	227	221	233	216
Shares repurchased	(10)	(10)	(20)	(20)
Payment of finance fees	(11)	(20)	(11)	(20)
Net cash receipts (payments) for hedging activity		(40)		(40)
Distributions to non-controlling interests	(9)	(3)	(9)	(3)
Other, net			(13)	(1)
Cash provided by financing activities	197	148	180	132
Effect of exchange rate fluctuations on cash	(6)	3	(22)	17
Change in cash	276	274	(242)	(19)
Cash at beginning of period	395	480	913	773
Cash at end of period	$671	$754	$671	$754

(a)	The Company uses various factoring programs to sell certain receivables to financial institutions as part of managing its cash flows. At June 30, 2024, December 31, 2023 and June 30, 2023, the amount of receivables sold by the Company was $632 million, $542 million and $556 million, respectively. For the six months ended June 30, 2024 and 2023, the Company's use of its factoring programs resulted in increases of $90 million and $21 million to cash provided by operating activities, respectively.

(b)	Other, net includes other non-cash charges plus other changes in non-current assets and liabilities.

O-I GLASS, INC.
Reportable Segment Information and Reconciliation to Earnings Before Income Taxes
(Dollars in millions)

Unaudited	Three months ended June 30		Six months ended June 30
	2024	2023	2024	2023
Net sales:
Americas	$899	$996	$1,753	$1,996
Europe	802	863	1,511	1,662
Reportable segment totals	1,701	1,859	3,264	3,658

Other	28	31	58	63
Net sales	$1,729	$1,890	$3,322	$3,721

Earnings before income taxes	$104	$154	$221	$424
Items excluded from segment operating profit:
Retained corporate costs and other	32	54	72	114
Items not considered representative of ongoing operations (a)	10		10
Interest expense, net	87	118	165	186
Segment operating profit (b):	$233	$326	$468	$724

Americas	$106	$126	$208	$303
Europe	127	200	260	421
Reportable segment totals	$233	$326	$468	$724

Ratio of earnings before income taxes to net sales	6.0%	8.1%	6.7%	11.4%

Segment operating profit margin (c):
Americas	11.8%	12.7%	11.9%	15.2%
Europe	15.8%	23.2%	17.2%	25.3%

Reportable segment margin totals	13.7%	17.5%	14.3%	19.8%

(a)	Reference reconciliation for adjusted earnings.

(b)	Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to segment operating profit is earnings before income taxes. The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(c)	Segment operating profit margin is segment operating profit divided by segment net sales.

O-I GLASS, INC.
Changes in Net Sales and Segment Operating Profit for Reportable Segments
(Dollars in millions)
Unaudited

	Three months ended June 30
	Americas	Europe	Total

Net sales for reportable segments- 2023	$996	$863	$1,859
Effects of changing foreign currency rates (a)	(1)	(7)	(8)
Price	13	(52)	(39)
Sales volume & mix	(109)	(2)	(111)
Total reconciling items	(97)	(61)	(158)
Net sales for reportable segments- 2024	$899	$802	$1,701

	Three months ended June 30
	Americas	Europe	Total
Segment operating profit - 2023	$126	$200	$326
Effects of changing foreign currency rates (a)	4	(3)	1
Net price (net of cost inflation)	3	(45)	(42)
Sales volume & mix	(21)	(1)	(22)
Operating costs	(6)	(24)	(30)
Total reconciling items	(20)	(73)	(93)
Segment operating profit - 2024	$106	$127	$233

	Six months ended June 30
	Americas	Europe	Total

Net sales for reportable segments- 2023	$1,996	$1,662	$3,658
Effects of changing foreign currency rates (a)	34		34
Price	19	(72)	(53)
Sales volume & mix	(296)	(79)	(375)
Total reconciling items	(243)	(151)	(394)
Net sales for reportable segments- 2024	$1,753	$1,511	$3,264

	Six months ended June 30
	Americas	Europe	Total
Segment operating profit - 2023	$303	$421	$724
Effects of changing foreign currency rates (a)	8	(4)	5
Net price (net of cost inflation)	(1)	(56)	(57)
Sales volume & mix	(56)	(18)	(74)
Operating costs	(46)	(84)	(130)
Total reconciling items	(95)	(161)	(256)
Segment operating profit - 2024	$208	$260	$468

(a)	Currency effect on net sales and segment operating profit determined by using 2024 foreign currency exchange rates to translate 2023 local currency results.

O-I GLASS, INC.

Reconciliation for Adjusted Earnings

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

Unaudited

	Three months ended June 30		Six months ended June 30
	2024	2023	2024	2023

Net earnings attributable to the Company	$57	$110	$129	$316
Items impacting other income (expense), net:
Legacy environmental charge	10		10
Items impacting interest expense:
Charges for note repurchase premiums and write-off of deferred finance fees and related charges	2	39	2	39
Items impacting income tax:
Net expense (benefit) for income tax on items above		(9)		(9)
Items impacting net earnings attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above
Total adjusting items (non-GAAP)	$12	$30	$12	$30

Adjusted earnings (non-GAAP)	$69	$140	$141	$346

Diluted average shares (thousands)	157,382	159,328	157,925	159,212

Net earnings attributable to the Company (diluted)	$0.36	$0.69	$0.81	$1.98
Adjusted earnings per share (non-GAAP)	$0.44	$0.88	$0.89	$2.17

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted earnings and adjusted earnings per share, for the periods ending after June 30, 2024 to its most directly comparable GAAP financial measure, net earnings attributable to the Company, because management cannot reliably predict all of the necessary components of this GAAP financial measure without unreasonable efforts.  Net earnings attributable to the Company includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the income tax effect on such items.  The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly.  Accordingly, the Company is unable to provide a reconciliation of adjusted earnings and adjusted earnings per share to  net earnings attributable to the Company or address the probable significance of the unavailable information, which could be material to the Company's future financial results.

Unaudited

O-I GLASS, INC.

Reconciliation to Free Cash Flow

(Dollars in millions)

	Current Forecast	Previous Forecast
	for Year Ended	for Year Ended
	December 31, 2024	December 31, 2024

Cash provided by operating activities	$625 to 650	$675 to 700
Cash payments for property, plant and equipment	(550 to 575)	(550 to 575)
Free cash flow (non-GAAP)	$50 to 100	$100 to 150

O-I GLASS, INC.

Reconciliation to Adjusted Effective Tax Rate

(Dollars in millions)

	Three Months Ended June 30, 2024	Three Months Ended June 30, 2023

Earnings before income taxes (A)	$104	$154
Items management considers not representative of ongoing operations and other adjustments	12	39
Adjusted Earnings before income taxes (C)	$116	$193
Provision for income taxes (B)	$(42)	$(41)
Tax items management considers not representative of ongoing operations and other adjustments	-	(9)
Adjusted provision for income taxes (D)	$(42)	$(50)

Effective Tax Rate (B)/(A)	40.4%	26.6%
Adjusted Effective Tax Rate (D)/(C)	36.2%	25.9%

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted effective tax rate, for the year ending December 31, 2024, to its most directly comparable GAAP financial measure, provision for income taxes divided by earnings (loss) before income taxes, because management cannot reliably predict all of the necessary components of these GAAP financial measures without unreasonable efforts. Earnings (loss) before income taxes includes several significant items, such as restructuring charges, asset impairment charges, and charges for the write-off of finance fees, and the provision for income taxes would include the income tax effect on such items. The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly. Accordingly, the Company is unable to provide a reconciliation of adjusted effective tax rate to earnings (loss) before income taxes divided by provision for income taxes or address the probable significance of the unavailable information, which could be material to the Company's future financial results.